UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2009 (August 31, 2009)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2009, Tulsa Promenade, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Second Modification of Loan Documents, dated and effective as of July 13, 2009 (the “Agreement”), with Charter One Bank, N.A. (n/k/a RBS Citizens, National Association d/b/a Charter One) (“Charter One”) and JPMorgan Chase Bank, N.A. (each, collectively, the “Lenders”).  The Agreement modifies certain loan documents and promissory notes relating to the Thirty-Five Million Dollar ($35,000,000) mortgage loan (the “Loan”) that is secured by Tulsa Promenade, a regional mall located in Tulsa, OK (the “Mall”).  The Registrant reported the Loan’s creation in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2006.

Under the Agreement, the principal modifications to the Loan are as follows: (a) the maturity date of the promissory notes evidencing the Loan is extended to March 14, 2011; (b) the Loan’s outstanding amount is reduced to Thirty Million Dollars ($30,000,000) following a Five Million Dollar ($5,000,000) payment to the Lenders; (c) the Loan’s interest rate is changed from 6.52% per annum to a variable interest rate floating at the greater of: (i) 7.00% per annum or (ii) LIBOR plus 400 basis points per annum; (d) the Loan may be assumed upon the satisfaction of certain conditions; and (e) the inclusion of certain additional events of default concerning the closure of certain department store anchors at the Mall.

In addition to the financing arrangement discussed above, Charter One is also a participating lender on the Registrant’s Amended and Restated Credit Agreement, the execution of which was disclosed by the Registrant in a Form 8-K filed with the SEC on August 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: September 1, 2009	/s/ Mark E. Yale
Mark E. Yale
Executive Vice President, Chief Financial Officer and Treasurer